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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement No. 333-106210 of Pioneer Companies, Inc. and subsidiaries, ("Pioneer") on Form S-8 of our report dated March 29, 2004, appearing in this Annual Report on Form 10-K of Pioneer for the year ended December 31, 2003 (which report expresses an unqualified opinion and includes 1) an explanatory paragraph referring to the application of fresh start accounting in accordance with AICPA Statement of Position 90-7 "Financial Reporting for Entities in Reorganization Under the Bankruptcy Code" and the lack of comparability of financial information between reporting periods, and 2) an emphasis paragraph related to the adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," on January 1, 2002).



/s/ DELOITTE & TOUCHE LLP
Houston, Texas
March 29, 2004